Exhibit 99.1
Tidelands Royalty Trust “B”
News Release
TIDELANDS ROYALTY TRUST “B”
ANNOUNCES FOURTH QUARTER CASH DISTRIBUTION
     DALLAS, Texas, December 18, 2009 — Tidelands Royalty Trust “B” (OTC BB: TIRTZ.OB) (“Tidelands”), today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.440152 per unit, payable on January 15, 2010, to unitholders of record on December 31, 2009. Tidelands’ cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.tirtz-tidelandsroyaltytrust.com/.
     The distribution this quarter increased to $0.440152 per unit from $0.409457 per unit last quarter, representing a 7.5% increase. Royalties received are up primarily due to an increase in oil and gas production plus an increase in the average pricing of oil and gas. Further analysis of this distribution may be found in Tidelands’ Form 10-K for the year ended December 31, 2009 to be filed with the Securities and Exchange Commission on or about March 31, 2010.
     Tidelands’ distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Tidelands receives royalties two months after oil production and three months after natural gas production. This quarterly distribution is based on production in June, July, August and September of 2009.
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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management Toll Free — 1.800.985.0794